Exhibit 99.1

Dataram Contact:

Jeffrey Goldenbaum

Director, Marketing

609.799.0071

info@dataram.com

Dataram Reaffirms Annual Guidance, Confirms Receipt of Approximately $190,000 in Non-Dilutive Funding for 93 Cents on the Dollar, and Intent to Present at Source Capital Group’s 2016 Disruptive Growth and Healthcare Conference

Princeton, NJ, December 11, 2015 — Dataram Corporation [NASDAQ: DRAM], a leading independent manufacturer of memory products and provider of performance solutions, today announced that it continues to reaffirm its guidance for FY2016 in which the Company projects gross, operating revenues of between $28.0 to $34.0 million, and operating results between a net loss of $100,000 and net profit of $250,000, in each case exclusive of the impact of one-time charges and events to include stock based compensation expenses.

As previously reported, Dataram completed the sale of the tax benefits for its State of New Jersey specific NOLs (Net Operating Losses). The tax benefits were estimated at $204,000 and as a result, Dataram executed a contract of sale to a large NJ based profitable company and received proceeds of approximately $190,000 (93% of value) on December 9, 2015. These non-dilutive cash proceeds will be used to increase working capital, and invest in capital equipment and growth. The Company maintains its $25 million net operating tax loss carryforwards to use to offset future gains.

Additionally, Dataram announced today that it will present at Source Capital Group’s 2016 Disruptive Growth & Healthcare Conference in February 2016. The conference will feature presentations from CEOs, CFOs, COOs and CMOs of life science companies focusing on solutions to unmet medical needs and growth companies with disruptive technologies and business models. Attendees are expected to include over 400 institutional investors, accredited investors, family offices, analysts, registered investment advisors, wealth managers, Source Capital Group representatives and their clients.

“We are extremely pleased to have been able to work so closely with Dataram management and the state of New Jersey to facilitate the monetization of less than 5% of Dataram’s NOLs”, said Richard Kreger, Senior Managing Director of Investment Banking at Source Capital Group, “We applaud Dataram’s efforts to seek non-dilutive financing alternatives, preserve 95% of their NOLs, in order to finance the growth of the business and applaud their success with the NOL Transfer.”

“We are beginning to realize the quantifiable results of our financial and operational transformation which has helped establish a foundation from which to grow. We appreciate the continued support of, and feedback from, our shareholders.” said Dave Moylan, Dataram’s Chairman and Chief Executive Officer (CEO).

About Source Capital Group, Inc.

The Investment Banking Group at Source Capital offers a wealth of Wall Street experience through our seasoned professionals to the underserved small cap company sector and start-up companies as well. We have successfully funded both public and private companies. We offer equity and debt financing to help further the growth of companies that are often overlooked by the larger investment banking firms. Structured finance vehicles have also been used to achieve the needs of larger companies, while creating specific advantages that enhance their balance sheets. Source Capital began as an independent firm specializing in small to medium-sized investment banking transactions. Since 1992, we have grown into a full-service financial institution, while adhering to the highest standards of quality and integrity.

About Dataram Corporation

Dataram is a leading independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstation, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in North America, Europe and Asia. For more information about Dataram, visit www.dataram.com.

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All names are trademarks or registered trademarks of their respective owners.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company does not assume any obligations to update any of these forward-looking statements.

Source: Dataram Corporation